Enclosed for filing you will find an amended semi-annual report on Form NSAR-A/A for the period ended April 30, 2016, originally filed with the U.S. Securities and Exchange Commission on June 29, 2016, (the "Form NSAR-A"). The purpose of this amended filing is to include responses for the AB High Yield Portfolio and the AB Income Fund.

Except as set forth above, no other changes have been made to the Form NSAR-A, and this amended filing does not amend, update or change any other items or disclosure found in the Form NSAR-A.